EXHIBIT 99.1

Contact:
Doug Farrell
Vice President of Investor Relations
408-731-5285

AFFYMETRIX REPORTS FOURTH QUARTER AND FISCAL YEAR 2011 RESULTS

Santa Clara, Calif.—February 8, 2012—Affymetrix, Inc., (NASDAQ: AFFX) today reported its operating results for the fourth quarter and fiscal year ended December 31, 2011. Total revenue for the fourth quarter was $65.1 million, as compared to total revenue of $84.9 million for the same period of 2010. For the full year 2011, total revenue was $267.5 million, as compared to $310.7 million for 2010.

The Company reported a net loss of approximately $14.7 million, or $0.21 per diluted share, in the fourth quarter of 2011. This compares to net income of $4.0 million, or $0.06 per diluted share, in the same period of 2010.

Fiscal year 2011 net loss was $28.2 million, or $0.40 per diluted share. This is compared to a net loss of $10.2 million, or $0.15 per diluted share, for fiscal year 2010 which included a $6.3 million gain from the repurchase of convertible notes, or $0.09 per diluted share.

For the fourth quarter 2011, product revenue was $58.7 million, which consisted of consumable revenue of $54.9 million and instrument revenue of $3.8 million. Service revenue was $5.1 million, and royalties and other revenue was $1.3 million. This compares to fourth quarter 2010, product revenue of $71.9 million, which consisted of consumable revenue of $63.4 million and instrument revenue of $8.5 million, service revenue of $6.4 million, and royalties and other revenue of $6.6 million.

For the full year 2011, product revenue was $241.3 million, which consisted of consumable revenue of $225.0 million and instrument revenue of $16.3 million. Service revenue was $20.2 million, and royalties and other revenue was $6.0 million. This compares to full year 2010 product revenue of $277.7 million, which consisted of consumable revenue of $252.1 million and instrument revenue of $25.6 million, service revenue of $20.6 million, and royalties and other revenue of $12.4 million.

For the fourth quarter of 2011, cost of product sales was $26.9 million compared to $31.6 million in the same period of 2010. Product gross margin was 54.1%, as compared to 56.1% in the same period of 2010. Cost of services and other was $3.5 million compared to $4.0 million in the same period of 2010.

For the full year 2011, cost of product sales was $97.8 million as compared to $117.4 million in 2010. Product gross margin was 59.5% as compared to 57.7% in 2010. Cost of services and other was $13.1 million compared to $15.8 million in 2010.

For the fourth quarter of 2011, operating expenses were $45.5 million as compared to operating expenses of $44.1 million in the same period of 2010.

For the full year 2011, operating expenses were $173.2 million as compared to operating expenses of $182.7 million in 2010.

“2011 was a challenging year for Affymetrix,” said Frank Witney, president and chief executive officer. “However, we made tangible progress in strengthening our organization through the addition of seasoned industry leaders to our commercial team, an aggressive internal restructuring initiative and a revitalized go-to-market strategy, which will better position us for growth in 2012. Expression remains our most challenged business, but we are aggressively attacking market segments where our technologies bring significant value, such as clinical validation. In addition, we are pleased with the progress of our clinical program, particularly our CytoScan RUO cytogenetics product.”

During the fourth quarter, the Company announced:

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That it has entered into an agreement with the Broad Institute to chart the genomic changes involved in more than 20 types of cancer as part of the Broad's work in The Cancer Genome Atlas (TCGA). The agreement will involve the processing of 13,500 cancer samples on the Affymetrix® Genome-Wide Human SNP 6.0 Array, a widely used platform for genotyping and studying copy number variation (CNV) and somatic events in tumor samples. The SNP Array 6.0 will also determine loss of heterozygosity (LOH), an important genomic change that indicates a loss of normal function that cannot be detected using traditional cytogenetic methods such as FISH or comparative genomic hybridization (CGH).

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That it has entered into an exclusive agreement with Genisphere® LLC, to offer the company’s proprietary FlashTag™ Biotin HSR Reagents designed for Affymetrix. The miRNA reagents provide streamlined target preparation methods yielding high quality data and unmatched reproducibility when used with Affymetrix miRNA GeneChip® Arrays. Genisphere reagents are compatible across a wide variety of sample types including formalin-fixed, paraffin-embedded (FFPE) fresh frozen samples and blood. In addition, Affymetrix has obtained an exclusive license to Genisphere mRNA applification technology, again suitable for use in FFPE samples, central to cancer research.

•
The Company has signed a Memorandum of Understanding with BGI to enter into a strategic co-development and co-marketing collaboration. The non-exclusive partnership will develop and commercialize a portfolio of plant, crop, and livestock microarrays for genotyping analysis, spanning applications such as marker-assisted trait selection, parentage, quality control, and traceability.

Affymetrix's management team will host a conference call on February 8, 2012 at 2:00 p.m. PT to review its operating results for the fourth quarter and fiscal year ended December 31, 2011. A live webcast can be accessed by visiting the Investor Relations section of the Company’s website at www.affymetrix.com. In addition, investors and other interested parties can listen by dialing domestic: (877) 407-8291, international: (201) 689-8345.
A replay of this call will be available from 5:00 p.m. PT on February 8, 2012 until 8:00 p.m. PT on February 15, 2012 at the following numbers: domestic: (877) 660-6853, international: (201) 612-7415. The passcode for both replays is 387472. An archived webcast of the conference call will be available under the Investor Relations section of the Company's website.

About Affymetrix
Affymetrix technology is used by the world's top pharmaceutical, diagnostic, and biotechnology companies, as well as leading academic, government, and nonprofit research institutes. About 2,200 systems have been shipped around the world and approximately 25,000 peer-reviewed papers have been published using the technology. Affymetrix is headquartered in Santa Clara, California, and has manufacturing facilities in Cleveland, Ohio, and Singapore. The Company has about 900 employees worldwide and maintains sales and distribution operations across Europe, Asia and Latin America.

All statements in this press release that are not historical are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act as amended, including statements regarding Affymetrix' "expectations," "beliefs," "hopes," "intentions," "strategies" or the like. Such statements are subject to risks and uncertainties that could cause actual results to differ materially for Affymetrix from those projected, including, but not limited to: risk relating to the Company’s ability to successfully commercialize new products, risk relating to past and future acquisitions, including the ability of the Company to successfully integrate such acquisitions into its existing business; risks of the Company's ability to achieve and sustain higher levels of revenue, higher gross margins and reduced operating expenses; uncertainties relating to technological approaches, risks associated with manufacturing and product development; personnel retention; uncertainties relating to cost and pricing of Affymetrix products; dependence on collaborative partners; uncertainties relating to sole-source suppliers; uncertainties relating to FDA and other regulatory approvals; competition; risks relating to intellectual property of others and the uncertainties of patent protection and litigation. These and other risk factors are discussed in Affymetrix' Annual Report on Form 10-K for the year ended December 31, 2010, and other SEC reports. Affymetrix expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Affymetrix' expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

PLEASE NOTE:
Affymetrix, the Affymetrix logo, GeneChip, and all other trademarks are the property of Affymetrix, Inc.

- Financial Charts to Follow -

AFFYMETRIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)
(UNAUDITED)

	December 31,	December 31,
	2011	2010
ASSETS:		(Note 1)
Current assets:
Cash and cash equivalents	$201,937	$35,484
Restricted cash	692	287
Available-for-sale securities—short-term portion	7,937	67,223
Accounts receivable, net	44,021	52,281
Inventories	42,851	49,373
Deferred tax assets—short-term portion	364	1,071
Property and equipment, net—held for sale	9,000	-
Prepaid expenses and other current assets	7,785	9,422
Total current assets	314,587	215,141
Available-for-sale securities—long-term portion	54,501	134,190
Property and equipment, net	30,583	54,177
Acquired technology rights, net	29,525	38,858
Deferred tax assets—long-term portion	450	4,894
Other long-term assets	8,369	13,525
Total assets	$438,015	$460,785

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable and accrued liabilities	$44,774	$44,259
Deferred revenue—short-term portion	9,852	10,950
Total current liabilities	54,626	55,209
Deferred revenue—long-term portion	3,959	4,601
Other long-term liabilities	9,127	11,748
Convertible notes	95,469	95,472
Stockholders’ equity:
Common stock	704	706
Additional paid-in capital	750,332	742,206
Accumulated other comprehensive income	2,492	1,376
Accumulated deficit	(478,694)	(450,533)
Total stockholders’ equity	274,834	293,755
Total liabilities and stockholders’ equity	$438,015	$460,785

Note 1:
The condensed consolidated balance sheet at December 31, 2010 has been derived from the audited consolidated financial statements at that date included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

AFFYMETRIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
REVENUE:
Product sales	$58,665	$71,924	$241,273	$277,743
Services	5,129	6,431	20,158	20,565
Royalties and other revenue	1,310	6,554	6,043	12,438
Total revenue	65,104	84,909	267,474	310,746
COSTS AND EXPENSES:
Cost of product sales	26,902	31,568	97,815	117,384
Cost of services and other	3,510	4,002	13,137	15,822
Research and development	16,697	15,465	63,591	67,934
Selling, general and administrative	28,770	28,657	109,572	114,773
Total costs and expenses	75,879	79,692	284,115	315,913
(Loss) income from operations	(10,775)	5,217	(16,641)	(5,167)
Interest income and other, net	(2,753)	613	(6,302)	(1,487)
Interest expense	947	1,397	3,813	7,706
Gain from repurchase of convertible notes	-	445	-	6,297
(Loss) income before income taxes	(14,475)	4,878	(26,756)	(8,063)
Income tax provision	264	918	1,405	2,170
Net (loss) income	$(14,739)	$3,960	$(28,161)	$(10,233)

Basic net (loss) income per common share	$(0.21)	$0.06	$(0.40)	$(0.15)
Diluted net (loss) income per common share	$(0.21)	$0.06	$(0.40)	$(0.15)

Shares used in computing basic net (loss) income per common share	69,889	68,594	70,877	68,856
Shares used in computing diluted net (loss) income per common share	69,889	69,004	70,877	68,856